Exhibit 99.2

Omtool sets 2-for-1 stock split

NEW YORK, March 30 (Reuters) - Omtool, Ltd (NasdaqSC: OMTL - News), a provider of software that automates and manages corporate communications functions, said on Tuesday its board of directors has approved a two-for-one stock split.

The Salem, New Hampshire-based company said the split will be effected in the form of a stock dividend, payable to shareholders of record at the close of business on April 7.

In addition, Omtool said it raised $3.6 million through the sale of 300,000 shares of common stock at $12 per share, in a private placement to institutional and accredited investors.

The funds will be used for additional working capital and other general corporate purposes, a company statement said.

Omtool shares ended steady at $13.50 on Nasdaq.